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FORM 4/A                               U.S. SECURITIES AND EXCHANGE COMMISSION
-------                                           Washington D.C.  20549

[ ] Check this box if              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer Subject
    to Section 16.      Filed pursuant to Section 16(a) of the Securities
    Form 4 or Form 5    Exchange Act of 1934, Section 17(a) of the Public
    obligations may     Utility Holding Company Act of 1935 or Section 30(f) of
    Continue. See       the Investment Company Act 1940
    Instructions 1(b)
----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|   Perry        John            G.      |  World Wide Video   WWVD             |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       _X_ 10% Owner      |
|   (Last)        (First)        (MI)    |3.IRS Number of       |4.Statement for Month/|                                       |
|                                        |  Reporting Person    |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|  520 Cromwell Court                    |                      |         5/20/02      |                                       |
|----------------------------------------|                      |                      | President             |
|          (Street)                      |                      |----------------------|---------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|  Culpepper           VA        22701   |                      |                      | _X_ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                       |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or   |5.Amount of    |6.        |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)            |  Securities   |Ownership |  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)          |  Beneficially |Form Dir. |  Beneficial   |
|                            |             |     |    |               |    |        |  Owned at End |(D) or    |  Ownership    |
|                            |             |     |    |               |(A) |        |  of Month     |Indirect  |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price |  (Instr. 3&4) |(I)       |               |
|                            |             |     |    |               |    |        |               |(Instr. 4)|               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
| Common Stock               | 5/6/2002    |  S  |    |    55,000     | D  |$0.065  |  4,010,000    |   D      |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
| Common Stock               | 5/16/2002   |  S  |    |    60,000     | D  |$0.062  |  4,010,000    |   D      |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
| Common Stock               | 5/31/2002   |  P  |    |   140,000     | D  | $0.05  |  4,010,000    |   D      |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instructions 4(b)
(v).

Persons who respond to the collection of information contained in the form are not required to respond unless the form displays a currently valid OMB control number.

                                  (e.g., puts, calls, warrants, options, covertible securities)
-------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|action   |  Derivative     |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

                                     /s/ John G. Perry               6/21/02
                                     ------------------------------- ----------
                                         Signature                      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.